N E W S R E L E A S E
(For Immediate Release)

UNITEDHEALTH GROUP NAMES MATTHEW W. FRIEDRICH CHIEF LEGAL OFFICER

MINNETONKA, Minn., (Nov. 20, 2020) – UnitedHealth Group (NYSE: UNH) has named Matthew W. Friedrich executive vice president and chief legal officer, effective January 11, 2021.

Friedrich, general counsel, chief corporate affairs officer and secretary at Cognizant Technology Solutions Corporation, will succeed Marianne D. Short, who announced her intent to retire as chief legal officer, a position she has held since 2013.

David S. Wichmann, chief executive officer of UnitedHealth Group, said, “Matt is expert across a breadth of disciplines that span a wide range of areas unique to our growing business. His expertise in navigating both the private and public sector environments and experience in applying progressive technology, data and services in multinational business, is a natural fit for UnitedHealth Group. Matt will be a strong addition to our senior leadership team.”

Friedrich joined Cognizant in 2017, after serving as chief corporate counsel at Chevron (2014-2017), and as partner at Freshfields Bruckhaus Deringer (2013 – 2014) and Boies, Schiller & Flexner (2009 – 2013). Earlier in his career, Friedrich served 13 years at the U.S. Department of Justice, concluding his government service as the acting assistant attorney general of the Criminal Division.

Wichmann said, “I want to thank Marianne for her exemplary service to our company and the lasting impact she has made on our business, our teammates, and those we are privileged to serve. She is the consummate professional, always bringing cogent legal expertise, unparalleled strategic insights, uncompromising integrity and inspirational leadership. Marianne will remain with the company into 2023 in a strategic advisory capacity.”

About UnitedHealth Group
UnitedHealth Group (NYSE: UNH) is a diversified health care company dedicated to helping people live healthier lives and helping make the health system work better for everyone. UnitedHealth Group offers a broad spectrum of products and services through two distinct platforms: UnitedHealthcare, which provides health care coverage and benefits services; and Optum, which provides information and technology-enabled health services. For more information, visit UnitedHealth Group at www.unitedhealthgroup.com or follow @UnitedHealthGrp on Twitter.

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Media:	Eric Hausman
952-936-3963
eric.hausman@uhg.com